ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-4
$ 230,065,034.95 5.91% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   6,299,041     757,009   1,191,641    9.74%   16,250,312   11.07%
 Feb-1999   5,512,382     724,201     931,225    7.91%   15,518,290   10.98%
 Mar-1999   6,111,172     695,491     657,297    5.85%   12,806,718    9.50%
 Apr-1999   6,732,251     663,662     806,276    7.57%   10,958,271    8.57%
 May-1999   5,884,675     628,598     898,626    8.85%   10,356,477    8.50%
 Jun-1999   5,027,827     597,949     534,984    5.51%   10,579,398    9.08%
 Jul-1999   5,183,988     571,762     293,096    3.17%   10,549,323    9.51%
 Aug-1999   5,088,035     544,762     420,855    4.78%   10,965,669   10.38%
 Sep-1999   4,948,733     518,262     465,875    5.56%   11,298,293   11.24%
 Oct-1999   4,615,260     492,487     494,343    6.20%   11,327,150   11.84%
 Nov-1999   4,733,948     468,450     508,007    6.71%   11,799,654   12.99%
 Dec-1999   4,518,459     443,794     446,626    6.22%   11,506,336   13.36%
          ____________ ___________ ___________
   Totals  64,655,772   7,106,428   7,648,850

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.